Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

JACK HENRY ANNOUNCES THE ACQUISITION OF
GLADIATOR TECHNOLOGY SERVICES, INC.

Monett, MO - July 10, 2007 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and data processing services for financial institutions, today announced its acquisition of Gladiator Technology Services, Inc. This Atlanta, Georgia-based company is a leading provider of technology security services that enable financial institutions to proactively safeguard their information and transaction processing infrastructures, and to comply with the related regulatory standards mandated by the federal government. Terms of the transaction, which closed July 1, 2007, were not disclosed.

The enterprise-wide monitoring services provided by Gladiator Technology Services exclusively for financial institutions include network intrusion prevention, firewalls, server intrusion prevention and event logging, risk assessments, compliance and regulatory solutions, and e-mail filtering and encryption services. These proven security services are currently supporting more than 500 banks and credit unions nationwide, including numerous existing Jack Henry clients.

According to Danny Johnston, president and CEO of Gladiator Technology Services, Inc., "Maintaining Internet and network security solutions that enable financial institutions to deter recognized security threats and proactively respond to emerging threats is an industry-wide challenge. Our suite of security monitoring solutions and related consulting services, which we continually enhance as regulatory requirements and technology evolve, provides our clients with the foundation for effective security infrastructures. We believe that our highly specialized solutions for monitoring and protecting computer systems and customer information in accordance with FFIEC regulations, our in-depth knowledge of current regulatory requirements and future expectations, and our day-to-day experience protecting more than 500 diverse financial institutions positions Gladiator Technology Services as a competitively distinct source for security solutions that enable financial institutions to better manage and protect their mission-critical IT systems."

Jack Prim, CEO of Jack Henry & Associates, reported, "Gladiator Technology Services provides the technology security services we have exclusively re-marketed to our core clients. This long-standing and successful relationship, the quality of its services, and the tangible value these risk mitigation and compliance solutions have with our shared clients made this a logical acquisition and natural expansion of our proprietary product offering. We will continue to cross-sell these Internet and network security services to our core bank and credit union clients, and can now market them to virtually any financial institution, regardless of asset size, charter, and core processing platform, through our ProfitStars™ division. This acquisition ideally supports our strategy to acquire companies that expand our suite of complementary solutions sold to our core clients while extending our market reach well beyond our more than 2,400 core clients."

"Gladiator Technology Services marks our 16th focused diversification acquisition. Considering that security is a top-of-mind business issue today, we are excited about the sales potential we believe resides in Gladiator's proven solutions for gathering, monitoring, and reporting intrusions and anomalies. We also are excited about the inherent synergies that exist between Gladiator's offering and our Matrix Network Services which encompass fully customized, cost-effective local and wide area network design, implementation, and support services. We expect this acquisition will have a slightly accretive impact on EPS during our fiscal year 2008. I would like to welcome Gladiator's national client base and its associates to the Jack Henry family," concluded Kevin Williams, CFO of Jack Henry & Associates.

About Gladiator Technology Services, Inc.

Gladiator Technology Services, Inc., located in Atlanta, Georgia, is a leading provider of IT security services, and works with more than 500 banks and credit unions across the country. The company specializes in working with financial institutions to monitor and protect customer information and computer systems per FFIEC regulations. Its services include 24x7x365 monitoring and reporting of Internet activity, firewalls, intrusion prevention/detection systems, and servers; vulnerability assessments and penetration testing; network and Internet policies; and information security policies. For additional information about Gladiator Technology Services, please call 678-461-4620 or visit www.gladiatortechnology.com.

About ProfitStars

ProfitStars, a division of Jack Henry & Associates (Nasdaq: JKHY), provides best-of-breed solutions that improve the performance of financial institutions of all asset sizes and charters, and diverse corporate entities. These solutions facilitate revenue and growth, risk mitigation and control, and cost control; and complement virtually any core information processing platform. Additional information is available at www.profitstars.com or by calling 877-827-7101

About Jack Henry & Associates, Inc.

Jack Henry & Associates, Inc. is a leading provider of integrated technology solutions and data processing services for financial institutions.  Jack Henry markets and supports its systems throughout the United States, and has more than 8,700 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

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